UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2020

LAS VEGAS XPRESS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-218746	88-0203182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2831 St. Rose Parkway, Suite # 200

Henderson, NV 89052

(Address of principal executive offices) (zip code)

561-926-3083

(Registrant’s telephone number, including area code)

Copies to:

Joseph Cosio-Barron

2831 St. Rose Parkway, Suite # 200

Henderson, NV 89052

415-990-8141

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 11, 2020, the Board of Directors of Las Vegas Xpress, Inc. (the “Company”) approved the appointment of Glenn Corso, Albert Koenigsberg, Richard Ziccardi and Richard Rotanz as its Directors of the Board. Glenn Corso has been appointed as a Chairman of the Board. The Company has accepted the resignations of Louis Schillinger and John McPherson as Directors of the Board. Michael A Barron has been reaffirmed as Director of Las Vegas Xpress, Inc. The action was taken in the best interest of the Company and its stockholders.

Glenn Corso has over 40 years of experience in manufacturing and business operations in Diagnostic Medical and Industrial Real Time X-Ray equipment manufacturing companies. Mr. Corso became President and CEO of Precise Optics/Photo Medic Equipment, Inc. in 1995 and President and CEO of Tecnomed USA (Bay Shore Medical Equipment Corp.) in 1990. Mr. Corso worked in all aspects of the businesses from machine shop, inspection, assembly, design and production, regulatory oversight, technical writing, and ultimately management. Mr. Corso became a shareholder accumulating significant ownership of GEOcommand, Inc. and has served on the board since 2008.

Albert Koenigsberg made a personal investment in a technology used by the Port Authority of New York and New Jersey Police during the World Trade Center attack on September 11, 2001. Mr. Koenigsberg has dedicated his life mission to the thirty-seven members of the Port Authority Police Department who worked at their desk when the World Trade Center came crumbling down. At that moment in time, Mr. Koenigsberg made a decision to dedicate his life to finding a solution for the safety and security of people and places.

Mr. Ziccardi is a financial professional with over 30 years of experience in Banking, Insurance and Investments with a business focus on financial products. During his working career Mr. Ziccardi has held various roles including, but not limited to: Product Manager, LOB Controller, Chief of Staff, CAO, and Global Head of Revenue and RFP Pricing while supporting the servicing of Exchange Traded Funds, Mutual Funds, Hedge Funds, Private Equity, REITs and Variable Annuities. In these capacities, Mr. Ziccardi has worked on Mergers and Acquisition integrations, Client Profitability Modeling, Revenue Maximization, Sales and Client Engagement, New Product Development, Vendor Contract Negotiations, Efficiency and Expense Reduction Initiatives, Recruiting, Hiring, Training, Employee Engagement and Retention. After 19 years at Bank of New York Mellon in various roles and titles including CAO and Managing Director, up to February 2020, Mr. Ziccardi was Global Head of Revenue Control – Asset Servicing. Mr. Ziccardi holds a Bachelor of Business Administration – Accounting - Hofstra University.

Richard Rotanz led in the development of New York City’s emergency planning programs. After digging himself from the debris from World Trade Center which fell around him and many others during the attacks 2001, he was engaged to rebuild New York City’s emergency operation center at Pier 92. In that capacity, Mr. Rotanz managed the coordinated response of over 110 separate organizations from federal, state, and local governments as well as private and non-profit organizations to Ground Zero.

Mike Barron is a developer of new business for nearly 40 years. Mr. Barron began his career in 1971 where as the Senior Planner for the City of Monterey and master planned the city’s redevelopment of famous Cannery Row, Fisherman’s Wharf, and was Secretary of the Architectural Review Committee. Mr. Barron was the founder of Citidata, the first electronic provider of computerized real estate multiple listing service (MLS) information in the nation from 1975 to 1979. He founded Microventure, an IBM PC VAR and installed a software suite of real estate applications into over 3,000 real estate offices nationwide. In 1979, TRW hired him to develop its real estate information services division (TRW/REIS) in the field and eventually became the world’s largest repository of real estate property information - Experian. In 1988, he founded and served as President, until 1992, of Finet Holdings Corporation, a publicly traded mortgage broker. From 1995-1998, Mr. Barron pioneered the first nationwide commercially deployed video conference mortgage financing platform for Intel Corporation. Mr. Barron later went on to serve as CEO for Shearson Home Loans and founded Liberty Capital, a $100 million asset management company based in Las Vegas, Nevada.

Item 9.01 Financial Statements and Exhibits.

Exhibits	Description

10.1	Corporate resolution of the Board of Directors of Las Vegas Xpress, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS XPRESS, INC.

Date: July 7, 2020	By:	/s/ Albert Koenigsberg
Name: Albert Koenigsberg
Title: Chief Executive Officer

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